Exhibit 4.35

Exclusive Option Agreement

THIS Exclusive Option Agreement (this “Agreement”) is executed on January 1, 2019 by and among the following parties in Shanghai, the People’s Republic of China (“PRC”):

1.	Biao Liu, Chinese, ID No.: [REDACTED];

2.	Zhongyuan Zhang, Chinese, ID No.: [REDACTED] (together with Biao Liu hereinafter referred to as “Shareholders”);

3.	Shanghai Quyun Internet Technology Co., Ltd., a limited liability company established and validly existing under PRC law with its registered address at [REDACTED] (“Sole Corporation”); and

4.	Shanghai DragonS Information Technology Co., Ltd., a limited liability company established and validly existing under PRC law with its registered address at [REDACTED] (“Company”).

In this Agreement, the above parties hereinafter shall be individually referred to as a “Party” and collectively referred to as the “Parties”.

Whereas:

1.

The Shareholders collectively hold 100% equity interests of the Company. As of the date of this Agreement, the amount of contribution and proportion of shareholding in the Company are as stated in Schedule I;

2.	The Shareholders intend to grant the Sole Corporation an irrevocable and exclusive option to buy all the equity interest of the Company held by shareholders.

The Parties come to an agreement as follows by friendly negotiation:

1.	Sales and Purchase of Equity Interests

1.1	Option Granted

The Shareholders hereby irrevocably grant the Sole Corporation an irrevocable and exclusive right to purchase the equity interest without any additional condition (“Equity Interest Purchase Option”), pursuant to which the Sole Corporation is granted to require the Shareholders to perform and complete all the approval and registration procedure required by PRC law so as the Sole Corporation may, at the price stated in Article 1.3 in this Agreement and in accordance with the steps decided solely by itself to the extent permitted by PRC law, to purchase, or designate a person or several persons (each, a “Designee”) to purchase, once or at multiple times at any time, all or part of the equity interest held by the Shareholders. The Sole Corporation agrees to accept such Equity Interest Purchase Option. The Equity Interest Purchase Option shall be exclusive. Except for the Sole Corporation and its Designees, no other third parties shall have the Equity Interest Purchase Option or other rights related to the Shareholders’ equity interest. The Company hereby agrees to the Shareholder’s grant of the Equity Interest Purchase Option to the Sole Corporation. The term “Person” used in this Article and this Agreement shall refer to individuals, corporations, cooperative enterprises, partnerships, enterprises, trusts or non-corporate organizations.

1.2	Steps for Exercise

Subject to the compliance with PRC laws and regulations, the Sole Corporation may exercise its Equity Interest Purchase Option by sending a written notice to the Shareholders (“Equity Interest Purchase Option Notice”), in which shall specify: (a) the decision of the Sole Corporation to exercise its Equity Interest Purchase Option; (b) the percentage of equity interest the Sole Corporation intend to purchase from the Shareholders (“Optioned Interests”); and (c) the date for purchasing/transferring the Optioned Interests (“Transferring Date”).

1.3	Equity Interest Purchase Price

When exercising its option, before the Shareholders are required to process the related Industry and Commerce Modification Registration, the Sole Corporation or its appointed entities or persons shall pay the Shareholders the corresponding transfer price which is the lowest price permitted under the PRC law and in accordance with the corresponding percentage of the Company’s equity interest to be transferred. The Shareholders agree that upon receiving such amount of transfer price, it shall, following specific instructions of the Sole Corporation, (i) use such transfer price to repay the loan under the Loan Contract (including the amendments, supplements and restatements from time to time) executed by the Shareholders and the Sole Corporation on the same date of this Agreement, and/or (ii) return to the Sole Corporation or its Designees by legal means.

1.4	Transfer of Optioned Interests

For each exercise of the Equity Interest Purchase Option by the Sole Corporation:

1.4.1

the Shareholders shall instruct the Company to convene a shareholders meeting in time, at which a resolution shall be adopted to approve the Shareholder’s transfer of the Optioned Interests to the Sole Corporation and/or the Designees.

1.4.2

the Shareholders shall obtain written statements from the other shareholders of the Company in which such shareholders shall agree with such transfer and to waive the right of first refusal in terms of transferring the Optioned Interests to the Sole Corporation and/or the Designee s from the Shareholders.

1.4.3

the Shareholders shall execute an Equity Transfer Contract for every transfer with the Sole Corporation and/or (if applicable) the Designee according to the provisions of this Agreement and the Equity Interest Purchase Option Notice.

1.4.4

the relevant Parties shall execute all other necessary contracts, agreements or documents, obtain all necessary government permits and approvals and take all necessary actions to transfer the valid ownership of the Optioned Interests to the Sole Corporation and/or the Designees under the circumstances that there is no additional security interests, and cause the Sole Corporation and/or the Designees to become the registered owners of the Optioned Interests. For the purpose of this Article and this Agreement, the “Security Interests” shall include securities, mortgages, third party’s rights or interests, any purchase right, acquisition right, right of first refusal, right to offset, ownership retention or other guarantee arrangement; but for sake of clarity, it does not include any security interest created by this Agreement and the Share Pledge Agreement. The “Share Pledge Agreement” specified in this Article and this Agreement refers to the Share Pledge Agreement executed by the Sole Corporation, the Shareholders and the Company on the date of this Agreement. (“Share Pledge Agreement”)

2.	Covenants

2.1	Covenants concerning the Company

The Shareholders and the Company hereby covenant as follows:

2.1.1

without prior written consent of the Sole Corporation, not to supplement, change or amend the Company’s articles of association, increase or decrease its registered capital, or change its registered capital structure in any other manner;

2.1.2	to maintain the Company’s existence, manage its business and deal with its affairs prudently and effectively in accordance with good financial and business standards and practices;

2.1.3

without prior written consent of the Sole Corporation, not to sell, transfer, mortgage, or in any other manner dispose, or to create any other security interest on any asset, business or legal right to collect interests or beneficial interest of the Company at any time after the execution of this Agreement;

2.1.4

without prior written consent of the Sole Corporation, not to create, succeed to, guarantee or permit any debt, except for (i) any debt incurred in the course of the ordinary or daily business operation other than through loans, and (ii) any debt disclosed to and agreed by the Sole Corporation in writing;

2.1.5

to manage all the business in the course of the ordinary business operation to maintain the asset value of the Company, not to conduct any action/omission which is sufficient to affect its operating conditions and asset value;

2.1.6

without prior written consent of the Sole Corporation, not to execute any material contract, except for contracts executed in the course of the ordinary business operation (a contract will be deemed material if its total value exceeds RMB 1,000,000 in this Article);

2.1.7	without prior written consent of the Sole Corporation, not to provide a loan or financial credit to anyone;

2.1.8	to provide all material related to operation and financial condition of the Company as required by the Sole Corporation;

2.1.9

to purchase and hold, if required by the Sole Corporation, the insurance related to its assets and business from insurance companies acceptable to the Sole Corporation, at an amount and type of coverage typical for companies that operate similar businesses;

2.1.10	without prior written consent of the Sole Corporation, not to merge or combine with any person, or acquire or invest in any person with transaction value exceeding US$2,000,000;

2.1.11

to inform the Sole Corporation immediately upon the occurrence or possible occurrence of any litigation, arbitration or administrative proceeding concerning the assets, business or income of the Company;

2.1.12

to the extent necessary to maintain the Company’s ownership of its all assets, to execute all necessary or appropriate documents, take all necessary or appropriate actions and bring all necessary or appropriate lawsuits or make all necessary and appropriate defense against all claims;

2.1.13

without prior written consent of the Sole Corporation, not to distribute dividends in any way to each shareholder, except required by the Sole Corporation, the Company shall immediately distribute all the allocable profit to each shareholder;

2.1.14

in the event that the Company admits any new shareholder with the prior written consent of the Sole Corporation, to procure that the new shareholder sign an accession agreement to accede to this Agreement and assume the same obligations under this Agreement as the Shareholders;

2.1.15	to appoint anyone designated by the Sole Corporation to be the director or senior manager of the Company as required by the Sole Corporation;

2.1.16	not to engage in any business or activities that compete with the business of the Sole Corporation without the written consent of the Sole Corporation; and

2.1.17	not to dissolve the company or applying for a liquidation without the written consent of the Sole Corporation, unless mandatorily required by PRC laws.

2.2	Covenants concerning the Shareholders

The Shareholders hereby covenant as follows:

2.2.1

without prior written consent of the Sole Corporation, not to sell, transfer, mortgage, or in any other manner dispose, or to create any security interest on the legal interest or beneficial interest of the shares of the Company held by the Shareholders, except for the pledge set according to the Shareholder’s Share Pledge Agreement;

2.2.2

to procure the Company’s Shareholders Meeting and/or Board of Directors to disapprove to sell, transfer, mortgage, or in any other manner dispose, or to create any security interest on the legal interest or beneficial interest of the equity interest of the Company held by the shareholders without prior written consent of the Sole Corporation, except for the pledge set according to the Shareholder’s Share Pledge Agreement;

2.2.3

without prior written consent of the Sole Corporation, to procure the Company’s Shareholders Meeting or the Board of Directors not to approve the Company to merge or combine with, acquire or invest in, any person;

2.2.4	to inform the Sole Corporation upon the occurrence or possible occurrence of any litigation, arbitration or administrative proceeding concerning the equity interest they held;

2.2.5

to procure the Company’s Shareholders Meeting or the Board of Directors to vote to approve the transferring of the Optioned Interest stated in this Agreement and take any other action as required by the Sole Corporation;

2.2.6

to the extent necessary to maintain its ownership of the equity interests, to execute all necessary or appropriate documents, take all necessary or appropriate actions and bring all necessary or appropriate lawsuits or make all necessary and appropriate defense against all claims.

2.2.7	to appoint anyone designated by the Sole Corporation to be the director and/or the executive director of the Company as required by the Sole Corporation.

2.2.8

as required by the Sole Corporation at any time, to transfer its equity interest immediately to the representative appointed by the Sole Corporation at any time without any condition according to the Equity Interest Purchase Option under this Agreement and waive its right of first refusal of transferring corresponding equity interest of any other shareholder;

2.2.9

to, in compliance with applicable PRC laws, donate the profits, dividend, and distributions from liquidation of the Company to the Sole Corporation or a person designated by the Sole Corporation in a timely manner; and

2.2.10

to strictly comply with this Agreement and any provision of other contracts executed by the Shareholders, the Company and the Sole Corporation jointly or respectively, to practically perform each of the obligations under such contracts and do not conduct any action/omission which is sufficient to affect the validity and enforceability of such contracts;

3.	Representations and Warranties

The Shareholders and the Company hereby represent and warrant to the Sole Corporation, jointly and respectively, as of the date of this Agreement and as of each Transferring Date, that:

3.1

They have the authority to execute and deliver this Agreement, any share transfer contract executed for each assignment of the Optioned Interests (each referred to as a “Transfer Contract”) to which they are parties according to this Agreement, and have the authority and ability to perform their obligations under this Agreement and any of the Transfer Contracts. The Shareholders and the Company agree to enter into the Transfer Contracts consistent with the terms of this Agreement when the Sole Corporation exercises the purchase options. This Agreement and the Transfer Contracts to which they are parties constitute or shall constitute their legal, valid and binding obligations and shall be enforceable against them in accordance with the provisions upon execution;

3.2

The execution and delivery of this Agreement or any of the Transfer Contracts and the performance of the obligations under this Agreement or any of the Transfer Contracts shall not: (i) cause the violation of any related PRC law; (ii) be inconsistent with the articles of association or other constitutional documents; (iii) cause the violation of any contract or document to which they are parties or are binding to them, or constitute breach of contract under any contract or document to which they are parties or are binding to them; (iv) cause the violation of any condition for the grant and/or continued effectiveness of any permit or approval issued to any party; or (v) cause the suspension, or revocation of, or additional conditions to any permit or approval issued to any party;

3.3

The shareholders have a good and merchantable title on the equity interest of the Company, and have not placed any security interest on such equity interests except for the pledge set pursuant to Shareholders’ Share Pledge Agreements;

3.4	The Company has a good and merchantable title to all the assets and the Company has not set any security interest on such assets.

3.5	The Company does not have any outstanding debt, except for (i) debts incurred in the ordinary course of business, and (ii) debts disclosed to and agreed by the Sole Corporation in writing;

3.6	The Company complies with all the laws and regulations applicable to the acquisition of equity interest and assets; and

3.7	There are no pending or threatening lawsuits, arbitrations or administrative proceedings related to equity interest, assets of the Company or the Company at present.

4.	Effective Date

This Agreement shall come into effect upon the execution of this Agreement of the Parties, and remain effect and force until the Shareholders have transferred the whole Equity Interest in accordance with terms of this Agreement to the Sole Corporation or designated person of the Sole Corporation.

5.	Applicable Law and Dispute Resolution

5.1	Applicable Law

The execution, effectiveness, interpretation, implementation, amendment and termination of this Agreement and the resolution of disputes shall be governed by officially issued PRC laws publically available. For the matters that are not regulated under officially issued PRC laws publically available, International laws and conventions shall apply.

5.2	Dispute Resolution

Any dispute arising from interpretation and implementation of this Agreement shall be firstly solved by the Parties through friendly negotiation. If the dispute cannot be resolved in 30 days after the written notice sent from one party to the other for negotiation and resolution, any party may submit the relevant dispute to China International Economic and Trade Arbitration Commission for arbitration in accordance with the arbitration rules then effective. The arbitration shall be conducted in Shanghai and the language used is Chinese. The award of the arbitral tribunal shall be final and binding on the Parties.

6.	Taxes and Expenses

Each Party shall pay any and all of the taxes, costs and expenses for transfer and registration incurred thereby or levied thereon under PRC law in connection with the preparation and execution of this Agreement and other Transfer Contracts and the consummation of the transactions contemplated under this Agreement and other Transfer Contracts.

7.	Notice

7.1

All notices and other communications required or sent under this Agreement shall be delivered personally, registered post, postage paid or business express service or fax to the Party’s following address. Each notice shall also be delivered by email. The dates on which the notices shall be deemed to have been effectively delivered shall be determined as follows:

7.1.1

For notices delivered by personal delivery, express service or registered post, postage paid, the effectively delivered date shall be deemed as the date of delivery or refusal at the address specified for notices.

7.1.2	For the notices delivered by fax, the effectively delivered date shall be deemed as the date of delivered successfully (as evidenced by an automatically generated confirmation of transmission).

7.2	For the purpose of notice, the addresses of the Parties are as follows:

Shareholders:

Biao Liu

Address: [REDACTED]

Recipient: [REDACTED]

Mobile:  [REDACTED]

Zhongyuan Zhang

Address: [REDACTED]

Recipient: [REDACTED]

Mobile: [REDACTED]

The Sole Corporation: Shanghai Quyun Internet Technology Co., Ltd.

Address: [REDACTED]

Recipient: [REDACTED]

Mobile: [REDACTED]

The Company: Shanghai DragonS Information Technology Co., Ltd.

Address: [REDACTED]

Recipient: [REDACTED]

Mobile: [REDACTED]

7.3	Any Party may at any time send notice to other Parties in accordance with this Article to change its address for the purpose of receiving notices.

8.	Confidentiality

Each Party hereto acknowledges and confirms to treat any oral or written materials relating to this Agreement, the content of this Agreement and exchanged among for preparing or performing this Agreement as confidential information. Each party shall maintain the confidentiality of all such confidential information and not disclose any confidential information to any third party without the written consent of the other Parties, except for (a) any information is or will be acknowledged by the public (provided that it is not a result of a disclosure to the public without authorization made by a party who receives the confidential information); (b) any information required to disclose under the applicable laws and regulations, stock trading rules, or orders of government departments or courts; or (c) information required to be disclosed by any Party to its shareholders, investors, legal or financial counsels regarding the transaction stated in this Agreement, and such shareholders, legal or financial counsels shall also be required to comply with the confidentiality duties similar to the duties contained under this clause. Any disclosure by staff or agencies hired by a Party should be deemed as a disclosure by such party and such party shall be liable for breach of this Agreement. This article shall survive regardless of the termination of this Agreement for any reason.

9.	Further Covenants

The Parties agree to promptly execute documents that are reasonably required for or are conducive to the implementation of the provisions and purposes of this Agreement and take further actions that are reasonably required for or are conducive to the implementation of the provisions and purposes of this Agreement.

10.	Liability of Breach

10.1

The Sole Corporation has the right to terminate this Agreement and/or require the Shareholders and the Company to fully indemnify the Sole Corporation if the Shareholders or the Company substantially breach any sections hereof; this section 10 shall not preclude any other rights of the Sole Corporation hereunder.

10.2	Unless otherwise provided for by applicable laws, the Shareholders or the Company have no right to terminate or cancel this Agreement.

11.	Miscellaneous

11.1	Revision, Amendment and Supplement

Any revision, amendment or supplement to this Agreement shall be executed in a written agreement by each Party.

11.2	Entire Contract

Except for the revisions, supplements or amendments in writing executed after the execution of this Agreement, this Agreement shall constitute an entire contract reached by and among the Parties hereto with respect to the subject matter hereof, replacing all prior oral or written negotiations, statements and contracts beforehand in terms of the object of this Agreement.

11.3	Title

The title of this Agreement is only set for convenience, which shall not be used to interpret, state or otherwise affect the meaning of all the provisions in this Agreement.

11.4	Language

This Agreement is written in Chinese in four (4) originals. Each Party of this Agreement shall have one (1) and all the originals shall have equal legal validity.

11.5	Severability

If one or several provisions of this Agreement are found to be invalid, illegal or unenforceable according to any law or regulation in any aspect, the validity, legality or enforceability of the remaining provisions of this Agreement shall not be affected or damaged in any aspect. The Parties shall strive for replacing those invalid, illegal or unenforceable provisions with effective provisions within the highest limit of permission of laws and expectation of the Parties by sincerely negotiation, and the economic effects of such effective provisions shall as close as possible to that of those invalid, illegal or unenforceable provisions.

11.6	Assignment

Without prior written consent from the Sole Corporation, the Shareholders or the Company are not allowed to transfer any right and/or obligation under this Agreement to any third party; the Shareholders and the Company hereby agree that the Sole Corporation has the right to transfer its any right and/or obligation under this Agreement to any third party without prior notice to the Shareholders or the Company or their consent.

11.7	Successors

This Agreement shall be binding on the successor of each party and the permitted transferee.

11.8	Survival

11.8.1	Any obligation caused or due by this Agreement upon the expiration or early termination of this Agreement shall survive and remain in force after the expiration or early termination of this Agreement.

11.8.2	Article 5, 7, 8 and 11.8 of this Agreement shall survive and remain in force after the termination of this Agreement.

11.9	Waivers

Any Party may waive the terms and conditions of this Agreement in writing with signatures of the Parties. No waiver by any Party in certain circumstances with respect to a breach by other Parties shall operate as a waiver by such a Party with respect to any similar breach in other circumstances.

[The remainder of this page intentionally left blank.]

[Signature Page]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the date first above written.

Biao Liu
Signature:	/s/ Biao Liu

Zhongyuan Zhang
Signature:	/s/ Zhongyuan Zhang

Shanghai Quyun Internet Technology Co., Ltd.
(Seal)

Signature:	/s/ Lei Li
Name:	Lei Li
Title:	Legal Representative

Shanghai DragonS Information Technology Co., Ltd.
(Seal)

Signature:	/s/ Biao Liu
Name:	Biao Liu
Title:	Legal Representative

The Signature Page of Exclusive Option Agreement

Schedule I

Company Name: Shanghai DragonS Information Technology Co., Ltd.

Shareholding Structure:

Shareholder Name	Amount of Contribution of Company’s registered capitals (RMB/Yuan)	Shareholding Ratio
Biao Liu	6,000,000	60%
Zhongyuan Zhang	4,000,000	40%
Total	10,000,000	100%